                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           KENT ELECTRONICS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     4) Proposed maximum aggregate value of transaction:
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     5) Total fee paid:
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/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
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     2) Form, Schedule or Registration Statement No.:
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     4) Date Filed:
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                  [Letterhead of Kent Electronics Corporation]

                    [Form of Letter to Certain Shareholders]


                                 June 21, 1996

____________________
____________________
____________________
____________________

Dear _______

It is our understanding that you may have recently voted against our "Proposal No. 2, To amend the Company's Articles of Incorporation to increase the number of authorized shares of common stock, without par value, from 30 million shares to 100 million shares." While a detailed explanation is set forth in the Company's proxy statement, we hope that the following discussion will help you to understand further the rationale behind the proposal, and that you might reconsider your position.

Kent presently has 30 million shares of authorized common stock of which approximately 29.9 million shares are either issued or reserved for issuance. As you are aware, within the last 18 months Kent has effected a 1.5:1 stock split, a 2:1 stock split, and an underwritten offering of 4 million (split-adjusted) shares. Each of these three actions materially reduced the number of Kent shares available for use in the future, but were determined to be in the best interest of Kent shareholders and were undertaken with that objective. Kent has requested the increase in its authorized common stock to 100 million shares in order to provide it the flexibility for additional corporate actions in the future, whether similar to or different from those undertaken in the last 18 months. Naturally, to the extent required by applicable law and the rules of the New York Stock Exchange, Kent will continue to obtain its shareholders' approval of certain issuances of shares, such as in connection with material acquisitions.

Kent believes that the proposal to increase the authorized shares of common stock merely restores the ratio of authorized and unissued shares to outstanding and reserved shares to about the same level in existence prior to the recent corporate actions described above.

The Company was not aware that the requested increase in authorized shares would be deemed unreasonable by many of the institutional decision models. We would like to request that you reconsider your position so that we can avoid incurring the legal, printing, distribution and solicitation expenses associated with a subsequent proxy statement requesting a lesser amount of authorized shares.


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June 21, 1996
Page 2


We hope that this letter is informative and helpful to you in your decision-making process, and naturally, I would be happy to answer any particular questions you have on this matter.


Sincerely,


/s/ Stephen J. Chapko
- ----------------------------------
Stephen J. Chapko
Vice President and Treasurer